Exhibit 99.1

Soligenix Appoints Jonathan Guarino as Chief Financial Officer

XVII. Seasoned executive with over two decades of financial and commercial business experience

Princeton, NJ – September 11, 2019 – Soligenix, Inc. (Nasdaq: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need, announced today that it has appointed Jonathan Guarino, as its Senior Vice President and Chief Financial Officer. Mr. Guarino has over 20 years of diverse experience in the financial and strategic management of emerging growth and commercial companies, including in the life sciences industry. He has a proven track record and expertise in corporate financial operations, partnerships, as well as growth financings.

“We are delighted to welcome Jonathan to our team, as we leverage his combination of financial acumen and commercial and business experience,” stated Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix. “As we continue to execute our growth strategy, we are clearly building momentum towards potential commercialization and the talent we are attracting is an absolute reflection of our solid progress to date.”

Mr. Guarino has had significant experience with both development-stage and commercial companies. Most recently, he served as Corporate Controller for Hepion Pharmaceuticals, Inc. (formerly ContraVir Pharmaceuticals, Inc.), a New Jersey-based public biotechnology company, where he contributed to the establishment of the financial infrastructure, as well as assisted with capital fund-raising and debt financings.  Previously, he worked as Controller and senior manager of technical accounting for Suite K Value Added Services LLC and Covance, Inc. Prior to these positions, he held accounting and finance positions of increasing importance with several companies, including PricewaterhouseCoopers LLP, BlackRock, Inc. and Barnes & Noble, Inc. Mr. Guarino is a CPA (certified public accountant) and CGMA (chartered global management accountant), who received his BS in Business from Montclair State University.

“I am excited about Soligenix’s potential to become a commercial company and am thrilled to be joining the company at this pivotal time.  I look forward to helping the company achieve success and create additional value,” said Mr. Guarino.

Ms. Karen Krumeich, who has served as Senior Vice President and Chief Financial Officer since June 16, 2016, will be pursuing new opportunities effective September 6, 2019. On behalf of the Company and its Board of Directors, we would like to thank Karen for her many contributions during the past three years.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need.  Our Specialized BioTherapeutics business segment is developing SGX301 as a novel photodynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, our first-in-class innate defense regulator (IDR) technology, dusquetide (SGX942) for the treatment of oral mucositis in head and neck cancer, and proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201).

Our Public Health Solutions business segment includes active development programs for RiVax®, our ricin toxin vaccine candidate and SGX943, our therapeutic candidate for antibiotic resistant and emerging infectious disease. The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®.  To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases (NIAID), the Biomedical Advanced Research and Development Authority (BARDA), and the Defense Threat Reduction Agency (DTRA).

For further information regarding Soligenix, Inc., please visit the Company’s website at www.soligenix.com.

This press release may contain forward-looking statements that reflect Soligenix, Inc.’s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment.  Statements that are not historical facts, such as “anticipates,” “estimates,” “believes,” “hopes,” “intends,” “plans,” “expects,” “goal,” “may,” “suggest,” “will,” “potential,” or similar expressions, are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements.  Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing therapeutics and vaccines against bioterror threats, conducting preclinical and clinical trials of therapeutics and vaccines, obtaining regulatory approvals and manufacturing therapeutics and vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program. In addition, there can be no assurance as to timing or success of the Phase 3 clinical trial of SGX942 (dusquetide) as a treatment for oral mucositis in patients with head and neck cancer receiving chemoradiation therapy or the Phase 3 clinical trial of SGX301 (synthetic hypericin) for the treatment of cutaneous T-cell lymphoma.  There also can be no assurance as to timing or success of the preclinical/clinical trials of RiVax®, that RiVax® will be approved for the PRV program or the amount for which a PRV for RiVax® can be sold. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix’s reports on Forms 10-Q and 10-K.  Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Jonathan Guarino, CPA, CGMA

Senior Vice President and Chief Financial Officer

(609) 538-8200 | www.soligenix.com

Soligenix, Inc.

29 Emmons Drive, Suite B-10

Princeton, NJ 08540